Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-73376, 333-04295, 333-41768, 333-88914, and 333-182217 on Form S-8 and Registration Statement Nos. 333-90395, 333-62830, 333-108947, and 333-205457 on Form S-3 of our report dated March 1, 2018 relating to the consolidated financial statements and financial statement schedules of CBL & Associates Properties, Inc. and subsidiaries, and the effectiveness of CBL & Associates Properties, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of CBL & Associates Properties, Inc. and CBL & Associates Limited Partnership for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 1, 2018

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